Exhibit 99.3

CONSENT OF SVB LEERINK LLC

We hereby consent to the use of our opinion letter dated February 19, 2020 to the board of directors of Lantheus Holdings, Inc., included as Annex C to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Lantheus Holdings, Inc., filed on March 16, 2020 (the “Registration Statement”), and to the references to such opinion in such joint proxy statement/prospectus under the captions: “SUMMARY—Opinion of Lantheus Holdings’ Financial Advisor,” “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Background of the Merger and Certain Other Developments,” “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Lantheus Holdings’ Reasons for the Merger; Recommendation of the Lantheus Holdings Board of Directors that Lantheus Holdings Stockholders Approve the Stock Issuance” and “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Opinion of Lantheus Holdings’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/s/ SVB LEERINK LLC

SVB LEERINK LLC

New York, New York

March 16, 2020